Exhibit 10.54

Tom Klein

CEO and President

3150 Sabre Drive, Southlake, TX 76092 USA

T: 682 605 6000 F: 682 605 3906

tom@sabre.com

April 21, 2014

Mr. Carl Sparks

Executive Vice President and President & CEO, Travelocity

Sabre

3150 Sabre Drive

Southlake, TX 76092

Dear Carl:

As we discussed, your employment with Sabre (the “Company”) will terminate on April 28, 2014. You will receive all benefits to which you are entitled under your Employment Agreement dated March 22, 2011 (the “Agreement”), including relevant severance payments as discussed in Section 7(a) of the Agreement. The attached Schedule A sets forth a calculation of monthly severance payments, lump sum accrued but unused vacation payment confirmation, and confirmation of the monthly amount. Additionally, in connection with the termination and subject to the terms set out in this letter agreement, the Board, given your unique circumstances, wishes to exercise its discretion under the Sovereign Holdings, Inc. Management Equity Incentive Plan (the “Plan”) and the Cash Award Agreement dated April 15, 2013 as described below.

You agree to the following:

1.

Accelerated Vesting under Restricted Stock Unit Agreement. Accelerated vesting of the 4th RSU tranche under Restricted Stock Unit Agreement, dated November 1, 2012. This will move vesting of 4th tranche from June 15, 2014 to April 28, 2014. The June 2014 vesting is worth $520,000 in converted RSUs with a six-month hold period. You forfeit both the 5th RSU tranche vesting on December 15, 2014 of $560,000 worth of RSUs and the 6th, and final, RSU tranche vesting on June 15, 2015 of $600,000 worth of RSUs.

2.

Accelerated Payment under Cash Award Agreement. Accelerated payment of the September 15, 2014 payout date under the Cash Award Agreement (dated April 15, 2013). This payment will now be paid within 30 days of April 28, 2014. The payment will be made at the target amount of $1,500,000. The September 15, 2015 Cash Award Agreement payment of $1,500,000 is forfeited.

3.

Release. The accelerated vesting under the Restricted Stock Unit Agreement and the accelerated payment under the Cash Award Agreement provided hereby is contingent upon your execution of the Company’s standard form of release as provided to you by the Company on or about April 28, 2013 and such release becoming irrevocable.

If you agree to these terms, please sign and return to me at your earliest convenience. Carl, I thank you for your service and contributions to Travelocity and to Sabre.

Sincerely,

/s/ Tom Klein
Tom Klein

Sabre

By:	Tom Klein
Name:
Title:	CEO

Acknowledged and Agreed:

/s/ Carl Sparks
Carl Sparks

Date: 4/23/14

Schedule A

Monthly Severance/Lump Sum Vacation/Medical Reimbursement Information

Yearly Base Salary: $600,000

Yearly Target Bonus: $480,000

Total Annual: $1,080,000

Gross Monthly Payment: $90.000

Schedule of 18 Gross Monthly Payments:

Payment	Month	Amount

1	May-2014	$90,000
2	Jun-2014	$90,000
3	Jul-2014	$90,000
4	Aug-2014	$90,000
5	Sep-2014	$90,000
6	Oct-2014	$90,000
7	Nov-2014	$90,000
8	Dec-2014	$90,000
9	Jan-2015	$90,000
10	Feb-2015	$90,000
11	Mar-2015	$90,000
12	Apr-2015	$90,000
13	May-2015	$90,000
14	Jun-2015	$90,000
15	Jul-2015	$90,000
16	Aug-2015	$90,000
17	Sep-2015	$90,000
18	0ct-2015	$90,000

Lump Sum Vacation Payment: Any accrued but unused vacation (PTO) days as of April 28, 2014 will be paid to Executive in a lump sum either at or near the time of separation or by the next regular pay-period post separation.

COBRA Reimbursement: Executive will receive and complete a medical benefits packet shortly after the time of separation. Once completed, the Company’s vendor will switch Executive to active COBRA status. As provided for in Section 7(a) of the Agreement (and as explained in the packet Executive will receive), Executive will then be charged the same amount per month for medical benefits as he would as an active employee of the Company. The duration of this benefit is either 18 months or when Executive becomes reemployed, whichever comes first.

FORM OF GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is entered into by and among Sabre Corporation (f/k/a Sovereign Holdings, Inc.) (“Sabre Corporation”). Sabre Inc. (“Sabre’”) and Sabre Holdings Corporation (“Sabre Holdings”), collectively referred to below as the “Company”, and [Executive Name] (referred to below as the ‘‘Executive”) as of the 28th day of April2014. The Company and the Executive agree as follows:

1. Employment Status. The Executive’s employment with the Company shall terminate effective as of April 28, 2014, and as of such date, the Executive shall be deemed to have resigned from any and all directorships, officers and other positions that he holds at the Company or any of its subsidiaries or affiliates.

2. Payment and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide the Employee with the payments and benefits as set forth in the Letter Agreement by and between Company and the Executive, dated as of April 21, 2014 (“Letter Agreement”). The Letter Agreement, by its terms, refers back to the Employment Agreement by and between Company and the Executive dated March 22, 2011 (“Employment Agreement”).

3. No Liability. This Release does not constitute an admission by the Company, or any of their subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Release. In consideration of the payments and benefits set forth in the Employment Agreement, the Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Executive Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and in such capacity each of its subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by through, under or in concert with any them, including TPG Partners IV, L.P., TPG Partners V, L.P., Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.P., and any affiliate of the foregoing (collectively, the “Company Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular, but not limited to, claims based upon

•	Title VII of the Civil Rights Act of 1964, as amended (“Title VII”);
•	Title VII of the Civil Rights Act of 1991, as amended;
•	Americans with Disabilities Act of 1990, as amended (“ADA”);
•	Age Discrimination in Employment Act (“ADEA”);
•	Older Workers’ Benefit Protection Act (“OWBPA”);
•	Pregnancy Discrimination Act;
•	Worker Adjustment & Retraining Notification Act (“WARN”)
•	Employee Retirement Income Security Act of 1974 (“ERISA”);
•	National Labor Relations Act (“NLRA”);
•	Labor Management Relations Act of 1947 (“LMRA’’);
•	Railway Labor Act (“RLA”);
•	Fair Labor Standards Act of 1938, as amended (“FLSA”);
•	Equal Pay Act (“EPA”);
•	Family and Medical Leave Act of 1993 (“FMLA”);
•	the Occupational Safety and Health Act of 1970 (“OSHA”);
•	Texas Commission on Human Rights Act (“TCHRA”);
•	Texas Payday Act;
•	Section 451 of the Texas Labor Code;
•	The Genetic Information Nondiscrimination Act (“GINA”);
•	The Sarbanes-Oxley Act (“SOX”);

•	Foreign Corrupt Practices Act (“FCPA”);
•	any and all federal, state, or local statutes, acts, laws or regulations relating to insurance, human rights, discrimination, civil rights, wage-hour or pension rights;
•	any and all labor and employment laws, rules, regulations, or public policies;
•	any and all contract or tort laws;
•	any claim of retaliation;
•

any and all claims arising under common law, including, but not limited to, causes of action for wrongful termination or discharge, infliction of emotional distress, misrepresentation, fraud, conspiracy, breach of contract (express or implied, oral or written), breach of implied covenant of good faith and fair dealing, invasion of privacy, interference with business advantage, defamation, interference with prospective economic advantage, interference with contractual relationship, failure to pay compensation of any kind, and/or failure to pay equal compensation for equal work;

•	violation of any international, national, state, or local statute, law, or ordinance; and
•	any and all other actions whether cognizable in law or in equity against the Released Parties based on any conduct occurring up to and including the date Employee executes this Agreement.

Nothing in this Release is intended to or shall be interpreted to waive, release, or relinquish Executive’s rights with respect to vested benefits, if any, to which he may be entitled under the above referenced “Letter Agreement” or “Employment Agreement.’’ Moreover, nothing herein shall release the Company from its obligations arising under or referred to or described in the Letter Agreement or Employment Agreement, including, without limitation, pursuant to the Company’s obligations to the Executive pursuant to the Company’s equity plan and the Executive’s equity agreements thereunder or any other right of indemnification or insurance held by the Executive. It is the express intent of Executive to fully and finally resolve and compromise any and all legally waiveable claims against the Company Releasees as of the time Executive executes this Release.

In addition, nothing in this Release is intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission in connection with any claim the Executives believes he may have against the Company Releasees. However, by executing this Release, the Executive hereby waives the right to recover in any proceeding that the Executive may bring before the Equal Employment Opportunity Commission or any state human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Executive’s behalf. Executive, by signing below, specifically represents to the Company that he has entered into this Release knowingly and voluntarily.

5. Bar. The Executive acknowledges and agrees that if he/she should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Company Releasee may recover from the Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

6. Restrictive Covenants. Without limitation to other provisions therein, the Executive acknowledges that the provisions of Sections 8 and 9 of the Employment Agreement shall continue to apply pursuant to their terms.

7. Disputes. This Release is governed by the dispute resolution process set forth in Section 11(a) of the Employment Agreement.

8. Time to Consider Release. Executive has 21 calendar days to review and consider the provisions of this Release. Executive does not have to wait 21 days to accept the Release. If at the end of this 21 day period, Executive has not returned an executed copy of this Release to Sterling Miller, at 3150 Sabre Drive, Southlake TX 76092, Executive understands that Company Releasees are not required to accept the Release and provide him with any of the benefits described above (or incorporated by reference into this Release).

9. Revocation Period. Executive has a period of 7 days following the execution of this Release to revoke the acceptance. To revoke, Executive must provide written notice to Company Releasees, delivered to the attention of Sterling Miller at 3150 Sabre Drive, Southlake TX 76092. This written notice must be received by 5pm CST on the 7th day following the execution of the Release (the day of initial execution is not included in this calculation). Alternatively, any revocation may be faxed to Mr. Sterling Miller at fax number 682-605-7523 (within the time frame stipulated above).

10. Right to an Attorney. Company Releasees have advised Executive to consult with an attorney (at his own costs) before signing this Release. Executive understands it is his right to consult counsel before signing, and he acknowledges that he is being given adequate time to do so.

11. Knowingly and Voluntarily. Executive agrees that he fully understands all provisions of this Release. Executive is voluntarily entering into this Release with full knowledge of the terms contained in the Release and the fact that he does not have to sign the Release.

12. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

IN WITNESS WHEREOF, the parties have executed this Release on the 28th day of April, 2014.

EXECUTIVE

/s/ Carl Sparks
Carl Sparks

sabre corporation

/s/ Sterling Miller
Name: Sterling Miller
Title: EVP, General Counsel Secratary